Exhibit 99.1

FOR IMMEDIATE RELEASE

Urologix Reports Results for
Fourth Quarter and Fiscal Year 2012

  Fiscal year 2012 revenue increased 35% over the fiscal year 2011 period in line with annual guidance
  Fourth quarter revenue of $4.5 million up 54% year-over-year and down 5% sequentially
  Positive cash flow in the fourth quarter of $42,000
  Completion of secondary offering on August 7, 2012 raised $3.8 million

MINNEAPOLIS — August 23, 2012 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today reported financial results for its fiscal year fourth quarter and fiscal year ended June 30, 2012.

Fourth quarter fiscal year 2012 revenue totaled $4.5 million, up 54.2% year-over-year and down 5.0% sequentially. The fourth quarter year over year increase in revenue was driven by the incremental contribution of Prostiva® Radio Frequency (RF) Therapy product revenue. The sequential decline in total Urologix revenue was due to lower procedure kit sales volume in the Company’s direct channel.

As of June 30, 2012, the Company’s cash balance was $1.9 million. The Company generated $42,000 in cash flow in the fourth fiscal quarter ended June 30, 2012 compared to cash utilization of $729,000 in the same period last year. The cash performance is a result, in part, of beneficial payment terms on Prostiva product inventory and the timing of royalty payments. Subsequent to the June 30, 2012 year end, the Company successfully completed a secondary offering that contributed an additional $3.8 million to its cash balances.

“Fiscal 2012 was an important year for Urologix. The acquisition of the Prostiva RF Therapy System at the beginning of the year established the Company as the leading provider of in-office technologies for the treatment of BPH,” stated Stryker Warren, Jr., CEO. “In addition to successfully integrating this sizable acquisition, we accomplished a great deal this year including: strengthening our balance sheet, enhancing our sales organization, adding international distribution and implementing our compelling market development programs. While we were not pleased with our top-line performance over the past year, we remain focused on executing our growth strategy and we intend to improve results in fiscal 2013.”

Gross profit for the fourth quarter of fiscal year 2012 was $2.3 million, or 50.6% of revenue, compared to $1.3 million, or 43.0%, in the fourth quarter of fiscal year 2011. The increase in gross profit compared to the prior year was impacted by an accounting adjustment made in the fourth quarter of fiscal year 2011 to correct over-capitalized manufacturing variances of approximately $158,000. This adjustment negatively impacted fourth quarter fiscal year 2011 gross margin by 540 basis points. Gross margin for the fourth quarter of fiscal year 2012 was flat compared to the third quarter of fiscal year 2012. Gross margin for the fourth quarter was impacted by non-cash items related to Prostiva purchase accounting which lowered gross margin by 110 basis points.

Total operating expense of $3.4 million in the fourth quarter of fiscal year 2012 increased 30.9% year-over-year driven primarily by the expansion of the direct sales force that occurred with the acquisition of the Prostiva product line. Total operating expense increased 3.8% on a sequential basis due to incremental investment in sales and marketing compared to the third quarter of fiscal 2012. A gain of $172,000 related to the change in the fair value of the contingent consideration for the Prostiva business was recorded in operating expense for the fourth quarter of fiscal year 2012.

For the fourth quarter of fiscal year 2012, Urologix reported a net loss of $1.2 million, or $0.08 per diluted share, compared to a net loss of $1.3 million, or $0.09 per diluted share, in the fourth quarter of fiscal year 2011. The net loss in the fourth quarter of fiscal year 2012 was adversely affected by $205,000 of non-cash imputed interest expense on deferred acquisition payments.

For the fiscal year 2012 period ended June 30, 2012, revenues totaled $17.0 million, an increase of 35.4% compared to revenues of $12.6 million in fiscal year 2011. Fiscal year 2012 revenue performance compared to prior year was fueled by the addition of sales of Prostiva product after completion of the acquisition.

Gross profit for fiscal year 2012 was $8.4 million, or 49.2% of revenue. Gross margin declined 280 basis points year-over-year driven primarily by the addition of the Prostiva business to the product mix. The impact of non-cash expenses this fiscal year related to Prostiva purchase accounting negatively impacted gross margin by approximately 140 basis points. Total operating expense of $12.5 million increased 22.0% year-over-year primarily as a result of the previously stated investment in sales and marketing.

The Company reported a net loss of $4.7 million, or $0.32 per diluted share, for fiscal year 2012, compared to a net loss of $3.7 million, or $0.26 per diluted share, in the prior fiscal year period.

Outlook

The Company is introducing a fiscal year 2013 total revenue guidance range of $17.5 million to $19 million.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal year 2012 fourth quarter results on Thursday, August 23, 2012 at 4:00 p.m. Central Daylight Time. To listen to the call, please dial 1-866-800-8651 and enter the Participant Passcode 49658187 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other documents filed with the Securities and Exchange Commission.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,

	2012	2011	2012	2011

Sales	$4,497	$2,916	$17,027	$12,571
Cost of goods sold	2,220	1,663	8,645	6,030
Gross profit	2,277	1,253	8,382	6,541

Costs and expenses:
Sales and marketing	2,113	1,308	7,027	5,197
General and administrative	820	673	3,393	2,808
Research and development	577	583	2,189	2,238
Change in value of contingent consideration	(172)	—	(172)	—
Amortization expense	26	6	90	24
Total costs and expenses	3,364	2,570	12,527	10,267

Operating loss	(1,087)	(1,317)	(4,145)	(3,726)
Interest income/(expense)	(111)	—	(482)	1
Foreign currency exchange gain/(loss)	(10)	—	(13)	—
Loss before income taxes	(1,208)	(1,317)	(4,640)	(3,725)

Income tax expense (benefit)	17	13	55	8
Net loss	$(1,225)	$(1,330)	$(4,695)	$(3,733)

Net loss per common share--basic	$(0.08)	$(0.09)	$(0.32)	$(0.26)

Net loss per common share--diluted	$(0.08)	$(0.09)	$(0.32)	$(0.26)

Weighted average number of common shares outstanding--basic	14,797	14,588	14,741	14,556

Weighted average number of common shares outstanding--diluted	14,797	14,588	14,741	14,556

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	June 30, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,899	$3,061
Accounts receivable, net	2,132	1,358
Inventories	1,448	1,127
Prepaids and other current assets	290	249
Total current assets	5,769	5,795
Property and equipment:
Property and equipment	12,006	11,691
Less accumulated depreciation	(11,144)	(10,830)
Property and equipment, net	862	861
Identifiable intangible assets, net	2,262	102
Goodwill	3,115	—
Long-term inventories	663	—
Other assets	5	5
Total assets	$12,676	$6,763

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,376	$741
Accrued compensation	732	454
Deferred income	7	21
Other accrued expenses	779	541
Short-term deferred acquisition payments	2,395
Total current liabilities	7,289	1,757

Deferred income	—	9
Deferred tax liability	35	—
Long-term deferred acquisition payments	4,613	—
Other accrued liabilities	113	151
Total liabilities	12,050	1,917

Shareholders’ equity:
Common stock	147	145
Additional paid-in capital	115,205	114,732
Accumulated deficit	(114,726)	(110,031)
Total shareholders’ equity	626	4,846
Total liabilities and shareholders’ equity	$12,676	$6,763

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months Ended June 30,
	2012	2011
Operating Activities:
Net loss	$(4,695)	$(3,733)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	695	565
Employee stock-based compensation expense	359	369
Provision for bad debts	(34)	(46)
Loss on disposal of assets	15	12
Implied interest on deferred acquisition payments	644	—
Adjustment to contingent consideration	(172)	—
Deferred income taxes	35	—
Change in operating items:
Accounts receivable	(740)	66
Inventories	131	243
Prepaids and other assets	(41)	234
Accounts payable	2,635	307
Accrued expenses and deferred income	455	(387)
Net cash used for operating activities	(713)	(2,370)

Investing Activities:
Purchase of property and equipment	(57)	(272)
Purchases of intellectual property	(8)	(3)
Acquisition of business	(500)	—
Net cash used for investing activities	(565)	(275)

Financing Activities:
Proceeds from stock option exercises	116	4
Net cash provided by financing activities	116	4

Net decrease in cash and cash equivalents	(1,162)	(2,641)
Cash and cash equivalents:
Beginning of period	3,061	5,702
End of period	$1,899	$3,061

Supplemental cash-flow information
Income taxes paid during the period	$12	$17
Net amount of inventory transferred to property and equipment	$293	$128
Non-cash consideration for acquisition	$6,532	$—